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                                  THE HARTFORD

DISABILITYACCESS RIDER

DISABILITY INCOME BENEFIT

                        PLEASE READ THIS RIDER CAREFULLY

BENEFIT

Subject to the terms and conditions set forth herein, this Rider will provide a Monthly Disability Benefit if the Rider Insured is Totally Disabled from Sickness or Injury. Total Disabilities not covered by this Rider are described under the Total Disabilities Excluded provision. In addition, there may be a Pre-Existing Condition limitation further limiting benefits.

DEFINITIONS

ACCUMULATION PERIOD: the continuous period of time during which the Waiting Period must be satisfied. The Accumulation Period is shown in the Policy Specifications. The Accumulation Period begins on the day the Rider Insured is first treated by or has a consultation with a Health Care Provider for the Sickness or Injury causing the Total Disability and is Totally Disabled. The Accumulation Period ends when the Rider Insured has Gainfully Worked for more than 30 days during this period.

CARE: regular and personal treatment from a licensed Health Care Provider which is appropriate for the Injury or Sickness according to generally accepted medical standards.

CONCURRENT DISABILITY: a Total Disability caused by more than one Injury or Sickness, whether related or unrelated.

FIRST BENEFIT DAY: the first day after completion of the Waiting Period. This is the first day Monthly Disability Benefits begin to accrue.

GAINFUL WORK, GAINFULLY WORKING: employed or self employed for monetary gain or reward in any type of business, trade, profession, vocation, calling or occupation. It does not include avocations or hobbies.

HEALTH CARE PROVIDER: a legally licensed physician or doctoral level psychologist acting within the scope of his or her license in the state of licensure. It cannot be You, the Rider Insured, or Your or the Rider Insured's family member, business partner or associate.

INJURY: bodily Injury to an Insured that results from an accident that occurs while this Rider is in force.

MAXIMUM LIFETIME DISABILITY BENEFIT: the maximum amount of Monthly Disability Benefits that may be payable under this Rider during the lifetime of the Rider Insured and while this Rider remains in effect. The Maximum Lifetime Disability Benefit is shown in the Policy Specifications.

MONTHLY DISABILITY BENEFIT: the amount that will be paid to You at the end of each month according to the terms of the Monthly Disability Benefit provision. The Monthly Disability Benefit is shown in the Policy Specifications.

OWN OCCUPATION: the Rider Insured's usual Gainful Work which he/she was engaged in or performing for wage or salary, immediately prior to the date the Accumulation Period began.

PRE-EXISTING CONDITION:

       1. a physical or mental condition for which the Rider Insured was diagnosed or received (or was recommended to receive) medical or mental health care advice, care, or treatment within the 2 year period preceding the Rider Issue Date; or

       2. a physical or mental condition which produced symptoms which would cause an ordinary prudent person to seek diagnosis, medical mental health care advice, care, or treatment during the 2 year period preceding the Rider Issue Date.

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DEFINITIONS (Continued)

RIDER INSURED: the Rider Insured shown in the Policy Specifications.

SICKNESS: a physical or mental condition which first manifests itself while the Policy and this Rider are in force.

SUBSTANTIAL AND MATERIAL DUTIES: means those duties that are normally required to be performed at the Rider Insured's Own Occupation and which cannot be reasonably modified or omitted.

TOTAL DISABILITY AND TOTALLY DISABLED: means that due to Injury or Sickness, the Rider Insured is prevented from engaging or performing the Substantial and Material Duties of his or her Own Occupation.

WAITING PERIOD: the total number of days during the Accumulation Period the Rider Insured must be Totally Disabled and not engaged in any Gainful Work. The Waiting Period is shown in the Policy Specifications. No benefits are payable during this period. Benefits do not accumulate during the Waiting Period and are not retroactive.

MONTHLY DISABILITY BENEFIT

We will pay You the Monthly Disability Benefit for each month the Rider Insured is Totally Disabled after the completion of the Waiting Period provided all of the Conditions for Eligibility of Benefit Payments have been met.

CONDITIONS FOR ELIGIBILITY OF BENEFIT PAYMENTS

You are eligible to receive a Monthly Disability Benefit if the Policy and Rider are in force when all of the following requirements are met:

       1. the Rider Insured was Gainfully Working immediately prior to the Accumulation Period;

       2. the Rider Insured is Totally Disabled and is receiving Care for such Total Disability from a Health Care Provider;

       3.   The Waiting Period has been satisfied; and

       4. all of the conditions described under the Claims for Benefits provision have been satisfied.

WHEN BENEFIT PAYMENTS BEGIN

After the Waiting Period, the Monthly Disability Benefit will begin to accrue. The monthly payment will be made at the end of each full month of Total Disability of the Rider Insured. For a period of Total Disability that is less than a full month, We will pay 1/30th of the monthly benefit for each day.

WHEN BENEFIT PAYMENTS END

We will continue to pay a Monthly Disability Benefit under this Rider until the first of the following to occur:

       1.   the Rider Insured is no longer Totally Disabled;

       2.   the death of the Rider Insured;

       3. total Monthly Disability Benefits paid under the Rider equal the Maximum Lifetime Disability Benefit shown in the Policy Specifications;

       4. We fail to receive from You Proof of Continued Total Disability in accordance with the provisions of this Rider; or

       5. the Rider terminates in accordance with any of the conditions listed in the Rider Termination provision.

However, if an Accumulation Period begins, or the Rider Insured suffers a Recurrent and Continuous Disability, within one year immediately prior to the Rider Termination Date, the Rider Insured will be eligible for Monthly Disability Benefits (provided the Conditions for Eligibility of Benefit Payments have been met) until the earlier of (a) the end of 12 months from the First Benefit Day (or the date the Monthly Disability Benefit resumes and begins to accrue for a Recurrent and Continuous Disability); or (b) until any of the events described in 1. through 4. above occur.

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MONTHLY DISABILITY BENEFIT (Continued)

RECURRENT AND CONTINUOUS DISABILITY

If, within six months following the end of a previously covered Total Disability, the Rider Insured becomes Totally Disabled due to the same or related Sickness or Injury that caused the previous Total Disability, We will consider the previous Total Disability to be continuous. If this occurs, the Waiting Period will be deemed to be satisfied and the Monthly Disability Benefit will resume and begin to accrue as of the day the Rider Insured was first treated by or had a consultation with a Health Care Practitioner for the Sickness or Injury causing the subsequent, but continuous, Total Disability. This provision will not apply beyond the Rider Termination Date.

CONCURRENT DISABILITY

If a Monthly Disability Benefit is being paid for a Concurrent Disability, the following will apply:

       1. such benefit will continue to be paid provided the Rider Insured remains Totally Disabled due to at least one of the Injuries or Sicknesses causing the Concurrent Disability and none of the events described under When Benefits End has occurred;

       2. the Monthly Disability Benefit will be paid as if there is only one Injury or Sickness; and

       3. in no event will the Rider Insured be considered to have more than one Total Disability at the same time.

TOTAL DISABILITIES EXCLUDED

We will not pay a Monthly Disability Benefit for a Total Disability resulting from:

       1.   attempted suicide, or self-inflicted Injury, while sane or insane;

       2.   any act or incident of insurrection or war, declared or undeclared;

       3. participation in, or attempting to participate in, a riot or insurrection;

       4. service in the military forces full-time. Periods of military training of not more than 30 days will not be considered full time military service;

       5. commission of, or participation in the commission of, a felony or engaging in an illegal activity or occupation;

       6. flight in any aircraft if the Rider Insured is a pilot or crew member, or a student pilot or crew member;

       7. normal childbirth or pregnancy except for Total Disability due to complications of pregnancy. A complication of pregnancy means any disease, disorder, emergency non-elective cesarean section or condition whose diagnosis is distinct from pregnancy but is adversely affected by or caused by pregnancy and which requires physician-prescribed supervision. Conditions which are not complications include, but are not limited to, conditions, occurrences and procedures such as morning sickness; false labor; and physician-prescribed rest during the period of pregnancy; and similar conditions, occurrences and procedures associated with the management of a difficult pregnancy which do not constitute a categorically distinct complication of pregnancy;

       8. a Pre-Existing Condition if Total Disability starts during the first 2 years from this Rider's Issue Date, unless it is fully disclosed in the application and is not excluded from coverage by name or specific description;

       9. a condition or avocation which is excluded from coverage by Amendment to this Rider by name or specific description; or

       10. an injury or sickness incurred while the Rider Insured is incarcerated in a penal or correctional institution.

In addition, this Rider does not provide a Monthly Disability Benefit if the Rider Insured or his/her Health Care Provider reside outside of the United States.

CLAIMS FOR BENEFITS

For You to receive Monthly Disability Benefits, We must receive written notice of claim for benefits and proof of Total Disability. The details on how to claim benefits are discussed below.

NOTICE OF CLAIM

You, or someone acting on Your behalf, must give Us notice of claim as soon as reasonably possible after any covered Total Disability commences. The notice should include Your name, the Rider Insured's name and Policy number.

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CLAIMS FOR BENEFITS (Continued)

CLAIM FORMS

When We receive Your notice of claim, We will send You claim forms. These forms ask for facts that demonstrate Total Disability. The proof must be given within the time stated under Proof of Total Disability below. We may also require the Rider Insured to provide necessary authorizations to enable Us to obtain information relating to the claim and to provide Us with relevant financial records.

PROOF OF TOTAL DISABILITY

Written proof of Total Disability must be provided to Us within 90 days after the beginning of a period of Total Disability for which benefits may be payable. If proof is not provided within this time, We will not deny the claim if it is shown that proof was provided as soon as reasonably possible. No Benefit will be paid for a period of Total Disability which is more than three years prior to the date that written notice of claim is received by Us unless You are/were legally incapacitated at the time of the Total Disability.

TIME OF PAYMENT OF CLAIMS

After We receive satisfactory proof of Total Disability and if the Waiting Period has ended, We will pay all Monthly Disability Benefits then due for the Total Disability. Additional payments will be paid monthly and be subject to Proof of Continued Total Disability.

PROOF OF CONTINUED TOTAL DISABILITY

While You are receiving Monthly Disability Benefits, We may request, from time to time, written proof of Continued Total Disability. Failure to provide written proof by the date requested will result in a discontinuation of Monthly Disability Benefits. If proof is subsequently provided reflecting the Rider Insured has been and continues to be Totally Disabled, we will resume Monthly Disability Benefit payments from the date of discontinuation.

PAYMENT OF CLAIMS

We will pay all Monthly Disability Benefits to You, the Policyowner. If You should predecease the Rider Insured while benefits are payable under this Rider, We will pay any future Monthly Disability Benefits to the successor Policyowner or to the legal representative of Your estate if a successor is not named. If You are also the Rider Insured, upon Your death, We will pay any remaining Monthly Disability Benefits to the designated beneficiary of the Policy to which the Rider is attached.

EXAMINATIONS

We may require the Rider Insured to be examined by a licensed Health Care Provider of Our choosing as often as is reasonable while a claim is pending or while You are receiving Monthly Disability Benefits under this Rider. We will pay the cost of any examinations that We require.

FIRST YEAR MONTHLY RIDER ISSUE FEE

We will assess a First Year Monthly Rider Issue Fee on the first twelve Monthly Activity Dates coincident with or next following the Rider Issue Date. The fee will automatically be deducted on each Monthly Activity Date from the Policy's Account Value as part of the Monthly Deduction Amount and will never exceed the amount shown in the Policy Specifications.

MONTHLY RIDER CHARGE

The monthly charge for this Rider, shown in the Policy Specifications, will be automatically deducted on each Monthly Activity Date from the Policy's Account Value as part of the Monthly Deduction Amount. It will continue to be deducted from the Account Value until this Rider is terminated in accordance with the Rider Termination provision.

OUR RIGHT TO INCREASE OR DECREASE THE MONTHLY RIDER CHARGE

We have the right to change the Monthly Rider Charge for this Rider at any time. Any such change will be filed and approved where required with the appropriate state insurance department where this Rider is issued or issued for delivery. Any such change We make will be applied on a uniform basis for Rider Insureds of the same Issue Age, sex (if applicable), Rider Insurance Class, and the length of time coverage has been in force, without regard to any change in the health status of the Rider Insured.

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MISSTATEMENT OF AGE AND/OR SEX

If the Issue Age of the Rider Insured is understated; or the sex of the Rider Insured is incorrectly stated such that it resulted in lower Monthly Rider Charges, the Monthly Disability Benefit will be reduced to the Monthly Disability Benefit that would have been provided by the last Monthly Rider Charge at the correct Issue Age and/or sex.

If the Issue Age of the Rider Insured is overstated; or the sex of the Rider Insured is incorrectly stated such that it resulted in higher Monthly Rider Charges, the Monthly Disability Benefit will be adjusted by the return of all excess charges prior to the date of the Rider Insured's disability.

INCONTESTABILITY

We cannot contest this Rider after it has been in force for 3 years from the Rider Issue Date or after it has been in force more than 3 years from the effective date of a reinstatement:

       1.   except for nonpayment of the required cost of this Rider; or

       2. unless the Total Disability of the Rider Insured occurred during such 3 year period.

Any contest We make after the Rider is reinstated will be limited to the material misrepresentations in the evidence of insurability provided to Us in the request for reinstatement. However, this provision will not affect Our right to contest any statement in the original application or a different reinstatement request which was made during the Rider Insured's lifetime for 3 years from the Rider Issue Date or a subsequent reinstatement date.

RIDER TERMINATION

This Rider will terminate on the first of the following to occur:

       1.   the date We receive Your request, In Writing, to terminate it;

       2. total Monthly Disability Benefits paid equal the Maximum Lifetime Disability Benefit shown in the Policy Specifications

       3.   the date the Policy matures or terminates;

       4.   the Rider Termination Date shown in the Policy Specifications; and

       5. the date on which all additional benefits provided by Rider are deemed to have terminated in accordance with any provision of the Policy.

REINSTATEMENT

You may reinstate this Rider subject to Our approval if Your Policy is reinstated. The reinstated Rider will only cover Total Disability resulting from Injury that occurs after the reinstatement date or Sickness that first manifests itself more than 10 days after the reinstatement date.

GENERAL

This Rider is part of the Policy to which it is attached and, except as noted above, it is subject to all of the terms, conditions and limitations of the Policy.

Signed for HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

    [/s/ John C. Walters
    -----------------------------------
    JOHN C. WALTERS, PRESIDENT]

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                         ADDITIONAL BENEFITS AND RIDERS

                DISABILITYACCESS RIDER DISABILITY INCOME BENEFIT

RIDER INSURED:                                 [JOHN DOE]
RIDER INSURED ISSUE AGE/SEX:                   [35, MALE]
INSURANCE CLASS:                               [STANDARD/NON-NICOTINE]
MONTHLY RIDER CHARGE:                          [$86.21]
FIRST YEAR MONTHLY RIDER ISSUE FEE:            [$10.00]
RIDER ISSUE DATE:                              [01/01/2010]
RIDER TERMINATION DATE:                        [12/31/2035]
MONTHLY DISABILITY BENEFIT:                    [$5,000.00]
MAXIMUM LIFETIME DISABILITY BENEFIT:           [$120,000.00]
WAITING PERIOD:                                90 DAYS
ACCUMULATION PERIOD:                           120 DAYS

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                         ADDITIONAL BENEFITS AND RIDERS

                DISABILITYACCESS RIDER DISABILITY INCOME BENEFIT

RIDER INSURED:                                 [JOHN DOE]
RIDER INSURED ISSUE AGE:                       [35]
INSURANCE CLASS:                               [STANDARD/NON-NICOTINE]
MONTHLY RIDER CHARGE:                          [$129.92]
FIRST YEAR MONTHLY RIDER ISSUE FEE:            [$10.00]
RIDER ISSUE DATE:                              [01/01/2010]
RIDER TERMINATION DATE:                        [12/31/2035]
MONTHLY DISABILITY BENEFIT:                    [$5,000.00]
MAXIMUM LIFETIME DISABILITY BENEFIT:           [$120,000.00]
WAITING PERIOD:                                90 DAYS
ACCUMULATION PERIOD:                           120 DAYS

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